Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
AAR CORP.

AAR CORP., a Delaware corporation (the “Company”), hereby certifies, pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), that the following resolutions were duly adopted on                , 2026 by the Board of Directors (the “Board”) of the Company:

WHEREAS, the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorizes 250,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Certificate of Incorporation provides that the Preferred Stock shall be issued from time to time in one or more series with such distinctive serial designations and (a) may have such voting powers, full, or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such price or prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock; (d) may be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; (e) may be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Company at such price or prices or at such rates of exchange and with such adjustments; and (f) shall have such other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock from time to time adopted by the Board; and

WHEREAS, the Company has entered into a Share Purchase Agreement, dated as of September 28, 2026 (as the same may be amended, restated, supplemented or otherwise modified in accordance with its terms, the “Purchase Agreement”), to, among other matters, issue shares of a series of Preferred Stock that are convertible into shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), under the terms and conditions described herein.

NOW, THEREFORE, BE IT RESOLVED, that, as contemplated by the Purchase Agreement, a series of Preferred Stock with the designations and powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations, and restrictions thereof, as provided therein is hereby authorized and established as follows:

Section 1.          Designation of Name and Amount. The shares of such series of Preferred Stock are designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares of Series A Preferred Stock is 5,784.

Section 2.          Rank. The Series A Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company:

(a)             on parity, without preference and priority, with the Common Stock and each other class or series of equity security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon a Reorganization Event (collectively, the “Parity Securities”); and

(b)             junior in preference and priority to all other class or series of equity security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to dividend rights or rights upon a Reorganization Event (collectively, the “Senior Securities”).

Section 3.          Dividends. The Series A Preferred Stock is not entitled to receive any dividends or other distributions from the Company except as provided in this Section 3. Holders of shares of Series A Preferred Stock (collectively, the “Holders”) will be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends or other distributions on the shares of Common Stock as if immediately prior to each record date for the Common Stock, shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock in accordance with Section 4. Dividends or other distributions payable pursuant to this Section 3 will be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends or other distributions will be payable to holders of shares of Common Stock unless dividends or such other distributions contemplated by this Section 3 are also paid at the same time in respect of the Series A Preferred Stock.

Section 4.          Conversion.

(a)             At any time after the issuance of the Series A Preferred Stock, each Holder shall have the right, at the Holder’s option, subject to the conversion procedures set forth in this Section 4 and that certain Stockholder’s Agreement, dated as of                , by and among the Company and the signatories thereto, to convert all or any portion of such Holder’s Series A Preferred Stock (such Holder in its capacity as the Holder converting Series A Preferred Stock, the “Converting Holder”) into shares of Common Stock pursuant to this Section 4 (a “Conversion”).

(b)             A Holder desiring to convert such share(s) pursuant to this Section 4 shall deliver to the Company written notice (such notice, in the form of Exhibit A, a “Conversion Notice”) specifying the number of shares of Series A Preferred Stock proposed to be converted pursuant to this Section 4 (if such notice is silent as to the number of shares of Series A Preferred Stock held by the Holder and proposed to be converted pursuant to this Section 4, the notice shall be deemed to apply to all shares of Series A Preferred Stock held by such Holder). Any and all Conversion Notices shall be in writing, delivered by email and sent by nationally recognized overnight courier service addressed to the Company, at the address set forth in the Company’s most recently filed Current Report on Form 8-K and via email to Dylan Wolin, SVP and Chief Financial Officer ([***]), Jessica Garascia, SVP, General Counsel, Chief Administrative Officer and Secretary ([***]), and Eric Pachapa, VP, Controller and Chief Accounting Officer ([***]) or such other physical address or email address as the Company may specify for such purposes by notice to the Holders; provided, a Conversion Notice shall be deemed to have been received upon the earliest to occur of receipt of email delivery or delivery by nationally recognized overnight courier service, in each case, in accordance with Section 10.

(c)             Each share of Series A Preferred Stock for which a Conversion Notice is delivered pursuant to Section 4(b) shall automatically be converted as of the Conversion Date into the number of shares of Common Stock equal to the Conversion Ratio in effect on the Conversion Date, and the shares of Series A Preferred Stock so converted shall be cancelled as of the Conversion Date.

(d)            The Company shall cause to be issued and delivered to such Converting Holder, no later than the later to occur of (i) five (5) Business Days following the Notice Date and (ii) the Conversion Date, (x) evidence of the issuance in book-entry form of the number of whole shares of Common Stock to which such Converting Holder shall be entitled pursuant to this Section 4 and (y) cash in lieu of any fractional share of Common Stock to which such Converting Holder is entitled pursuant to this Section 4. In the event that only a portion of the shares of Series A Preferred Stock held by such Converting Holder shall have been converted pursuant to this Section 4, the Company record in book-entry form in the name of such Converting Holder the number of shares of Series A Preferred Stock that shall not have been so converted.

(e)             No Holder may convert shares of Series A Preferred Stock other than pursuant to this Section 4.

(f)              Any Conversion will be deemed to have been effected at the close of business on the Conversion Date. At such time: (i) each Converting Holder will be deemed to have become the holder of record of the shares of Common Stock so Converted; (ii) such shares of Series A Preferred Stock so Converted will no longer be deemed to be outstanding, and all rights of a Holder with respect to such shares of Series A Preferred Stock so Converted will immediately terminate except the right to receive the Common Stock pursuant to this Section 4.

(g)             If, at any time while the Series A Preferred Stock is outstanding, the Company shall subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination shall be proportionately increased. The Conversion Ratio, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 4(g).

(h)             If, at any time while the Series A Preferred Stock is outstanding, the holders of Common Stock shall have received or become entitled to receive, without payment therefor, additional stock or other securities or property by way of spin-off, split-up, reorganization, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 4(g) above), then and in each such case, the Conversion Ratio shall be adjusted proportionately, and the Holder of Series A Preferred Stock shall, upon the conversion of the Series A Preferred Stock, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property that such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property. The Conversion Ratio, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 4(h). At all times during which any Series A Preferred Stock is issued and outstanding, the Company will reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all shares of Series A Preferred Stock then outstanding in accordance with this Section 4.

Section 5.          Reorganization Event. If, after the date of original issue of the Series A Preferred Stock, (a) there occurs (i) any consolidation or merger of the Company with and into another Person; (ii) any sale, transfer, lease exchange or conveyance to another Person of all or substantially all of the Company’s assets; or (iii) any exchange of securities of the Company with another Person or any binding share exchange which reclassifies or changes the outstanding Common Stock (other than changes in par value or as a result of a transaction that is subject to Section 4(g) or Section 4(h)) (any such event described in clauses (i) through (iii), inclusive, a “Reorganization Event”); and (b) pursuant to such Reorganization Event, the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities, or other property, then, effective immediately after the effective time of such Reorganization Event, the Company shall make provision for each outstanding share of Series A Preferred Stock to be converted into or to receive in exchange for such share, out of funds legally available therefor, the kind and amount of cash, securities or other property (collectively, the “Reference Property”) receivable pursuant to such Reorganization Event by a holder of a number of shares of Common Stock equal to the Conversion Ratio in effect at such effective time (rounded down to the nearest whole number, with cash paid in lieu of any fractional shares). For purposes of this Section 5, if holders of Common Stock have a right to elect the type of consideration receivable in connection with a Reorganization Event, the Holders shall have a similar right of election, including being subject to any proration provision applicable to the right of election of holders of Common Stock in connection with such Reorganization Event. On or after the effective time of a Reorganization Event of the type referred to in clause (b) of the first sentence of this Section 5, each outstanding share of Series A Preferred Stock shall cease to be outstanding and all rights of the Holders shall terminate with respect to such shares, other than the right to receive the kind and amount of Reference Property into which such share of Series A Preferred Stock has been converted.

Section 6.          Calculations. Any calculations made pursuant to Section 4 and Section 5 shall be made by the Company acting in good faith and such calculations shall be conclusive and binding on the Holders absent fraud or manifest mathematical error.

Section 7.         Voting Rights and Power. Except as otherwise required by applicable law, no Holder of a share of Series A Preferred Stock, as such, shall have any voting powers in respect of such share of Series A Preferred Stock. In all cases where the vote of the Holders of Series A Preferred Stock is required by the DGCL, each Holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such Holder.

Section 8.          Transfer Restrictions. The shares of Series A Preferred Stock have not been registered under the Securities Act or any other applicable securities laws and may not be offered or sold except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws.

Section 9.          Certificates. Shares of Series A Preferred Stock shall be issued in uncertificated, book-entry form.

Section 10.        Notices. All notices and communications hereunder shall be deemed to have been given (a) if delivered by email, upon transmission thereof, provided that the sender does not receive an automated notice of delivery failure, (b) if sent by registered or certified mail, postage prepaid, upon the earlier of receipt thereof or five (5) Business Days after mailing, or (c) if sent by private courier service, upon receipt thereof.

Section 11.        Amendments. Notwithstanding anything herein or in the Certificate of Incorporation to the contrary, so long as any shares of Series A Preferred Stock remain outstanding, no provision of this Certificate of Designations may be amended, altered, modified, supplemented, waived or repealed without the affirmative vote or written consent of the holders of one hundred percent (100%) of the then-outstanding shares of Series A Preferred Stock.

Section 12.        Withholding. All payments, dividends and distributions on the Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, and amounts withheld, if any, and paid to the applicable tax authority shall be treated as received by the Holders in respect of which such amounts were withheld. The Company shall have the right to take reasonable measures necessary to obtain cash to satisfy the Company’s withholding requirements with respect to any non-cash, deemed or constructive payment, dividend or distribution to the Holders, including by retaining, selling or liquidating property of the applicable Holders held by the Company in its custody or over which it has control. On the date that any Person becomes a Holder, and at such times as the Company may request thereafter, each Holder shall deliver to the Company a properly completed and duly executed Internal Revenue Service Form W-9 or IRS Form W-8, as applicable. The Company shall provide Holders with reasonable advance notice of withholding prior to withholding any amounts hereunder, and shall reasonably cooperate with the Holders to reduce or eliminate withholding to the extent permitted by applicable law, including by providing the Holders with the opportunity to provide forms or other applicable documentation. In addition, the Company shall provide the Holders with reasonable advance notice prior to retaining, selling or liquidating any property of the Holders as contemplated herein, and provide the Holder with a reasonable opportunity to pay amounts to the Company sufficient to cover any applicable withholding obligations in lieu of any such retention, sale or liquidation of property.

Section 13.        Certain Definitions.

The following terms have the respective meanings below:

“Board” has the meaning set forth in the Preamble.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Certificate of Designations” means this Certificate of Designations of the Series A Preferred Stock.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Conversion” has the meaning set forth in Section 4(a) (it being understood that the terms “Convert” and words of similar import shall have correlative meanings).

“Conversion Date” means, in respect of any Conversion Notice, (a) if no “Conversion Date” is specified in such Conversion Notice, the Notice Date, or (b) the date specified as the “Conversion Date” in such Conversion Notice; provided, in the case of this clause (b), the Conversion Date shall be no earlier than the date upon which the Conversion Date would occur under clause (a) of this definition if no such date were specified.

“Conversion Notice” has the meaning set forth in Section 4(b).

“Conversion Ratio” means 1:1,000, as adjusted pursuant to Section 4(g) or Section 4(h).

“Converting Holder” has the meaning set forth in Section 4.

“DGCL” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator or arbitral body (public or private), court, or tribunal of competent jurisdiction exercising such functions for such government or political subdivision.

“Holders” has the meaning set forth in Section 3.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Notice Date” means, in respect of any Conversion Notice, if such Conversion Notice is delivered prior to the Close of Business on a Business Day, the date of delivery of such Conversion Notice, or, if such Conversion Notice is delivered on a day that is not a Business Day or after the Close of Business on a Business Day, the next succeeding Business Day.

“Order” means any order, writ, injunction, decree, consent decree, judgment, ruling, award, decision, subpoena, settlement, or stipulation issued, promulgated, made, rendered, or entered into by or with any Governmental Authority.

“Parity Securities” has the meaning set forth in Section 2(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Reference Property” has the meaning set forth in Section 5.

“Reorganization Event” has the meaning set forth in Section 5.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” has the meaning set forth in Section 1.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed this                day of               , 2026.

By:
Name:
Title:

[Signature Page to Series A Convertible Preferred Stock Certificate of Designations]

EXHIBIT A

CONVERSION NOTICE

AAR CORP. (the “Company”)

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designations of Series A Convertible Preferred Stock of the Company, by executing and delivering this Conversion Notice, the undersigned Holder of the Series A Convertible Preferred Stock identified below directs the Company to convert as of the Conversion Date (check one):

☐	all of the shares of Series A Convertible Preferred Stock

☐	__________________* shares of Series A Convertible Preferred Stock

Conversion Date: _______________, 20___

Date:
(Legal Name of Holder)

By:
Name:
Title:

___________________________
* Must be a whole number.